Calculation of Filing Fee Tables
S-8
ONE Gas, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.01 per share	Other	700,000	$ 82.825	$ 57,977,500.00	0.0001381	$ 8,006.70
Total Offering Amounts:						$ 57,977,500.00		$ 8,006.70
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 8,006.70
Offering Note
[1]	(a) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 shall also cover such indeterminate number of additional shares of common stock, par value $0.01 per share, of ONE Gas, Inc. (the "Common Stock") as may become issuable in the event of stock dividend, stock split, recapitalization or similar transaction. (b) Estimated solely for the purpose of calculating the registration fee. This registration fee has been calculated pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act based upon the average of the high and low prices of the Common Stock on May 18, 2026, as reported by the New York Stock Exchange and the NYSE Texas. (c) Represents 700,000 additional shares of Common Stock authorized to be issued under the ONE Gas, Inc. Amended and Restated Employee Stock Purchase Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources